Exhibit 99.1

For Immediate Release	Contact:	Alexander V. Lagerborg
727-450-8000
727-723-0444 (Fax)
investor.relations@CRYO-CELL.com

CRYO-CELL ANNOUNCES ENGAGEMENT OF AUDITORS

Company Plans To File First and Second Quarter 2003 Results by July 15th

Clearwater, FL – June 30, 2003—CRYO-CELL International, Inc. (NASDAQ: CCCEC) announced today that upon the recommendation and approval of its Board of Directors and its Audit Committee, CRYO-CELL engaged Grant Thornton LLP to serve as the Company’s independent auditors. Founded in 1924, Grant Thornton is the fifth largest international public accounting and business advisory firm and the only such firm devoted to serving middle-market companies. With revenues of approximately $2 billion, Grant Thornton has more than 21,000 employees in 585 offices in 110 countries.

Mercedes Walton, Chairman and Interim CEO stated, “We are excited to be working with Grant Thornton as our new auditors. The Company intends to quickly move forward to file its Form 10-QSB for the first quarter of 2003 and plans to be current with future filings moving forward.”

About CRYO-CELL International, Inc.

Based in Clearwater, Florida, CRYO-CELL is the world’s largest U-Cord™ stem cell banking firm, offering high-quality cord blood preservation exclusively for the benefit of newborn babies and possibly other members of their family. CRYO-CELL is accredited by the American Association of Blood Banks (AABB).

CRYO-CELL is a publicly traded company. NASDAQ Symbol … C C C E C. Expectant parents or healthcare professionals may call 1-800-STOR-CELL (1-800-786-7235) or visit www.CRYO-CELL.com.

Forward Looking Statement

Statements wherein the terms “believes”, “intends”, “projects” or “expects” as used are intended to reflect “forward looking statements” of the Company. The information contained herein is subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward looking statements or paragraphs. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB and any Current Reports on Form 8-K filed by the Company.